Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

January 19, 2005

Monongahela Power Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601

      Re:   Monongahela Power Company’s Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Monongahela Power Company, an Ohio corporation (the “Company”), in connection with the public offering of $120,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 6.70% Series Due 2014 (the “Exchange Bonds”).

        The Exchange Bonds are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding First Mortgage Bonds, 6.70% Series Due 2014 (the “Original Bonds”) under the Indenture, dated as of August 1, 1945 (the “Base Indenture”), by and among the Company and Citibank, N.A., (ultimate successor to City Bank Farmers Trust Company),as trustee (the “Trustee”) and the Eighty-Fifth Supplemental Indenture, dated as of June 9, 2004, by and among the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), as contemplated by the Registration Rights Agreement, dated as of June 9, 2004 (the “Registration Rights Agreement”), by and among the Company, Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as Initial Purchasers.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement on Form S-4 with respect to the Exchange Bonds, filed with the Securities and Exchange Commission (the "Commission") on December 6, 2004 under the Act, and Amendment No. 1 thereto to be filed on the date hereof (as so amended, the "Registration Statement");
(ii)	an executed copy of the Registration Rights Agreement;
(iii)	an executed copy of the Indenture;
(iv)	the Form T-1 of the Trustee filed as an exhibit to the Registration Statement with respect to the Indenture; and
(v)	the form of the Exchange Bonds.

        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of Ohio and that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Indenture, the Registration Rights Agreement and the Exchange Bonds. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        Our opinion set forth herein is limited to those laws, rules and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinion herein stated. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Bonds (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Bonds, the Exchange Bonds will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture, the Registration Rights Agreement and the Exchange Bonds and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP